Exhibit (a)(1)(iv)

Form of Letter from the Fund to Shareholders

in Connection with the Fund’s Acceptance of the Request to Repurchase Shares

AB PRIVATE LENDING FUND

c/o AB Private Credit Investors, LLC

405 Colorado Street, Suite 1500

Austin, TX 78701

[DATE]

[SHAREHOLDER NAME/ADDRESS]

Dear Shareholder:

This letter relates to the tender offer by AB Private Lending Fund (the “Fund”) to purchase up to 5% of the Fund’s Class I common shares of beneficial interest (the “Class I Shares”), Class D common shares of beneficial interest (the “Class D Shares”) and Class S common shares of beneficial interest (the “Class S Shares” and together with the Class I shares and the Class D Shares, the “Shares”) or portions thereof, upon the terms and subject to the conditions set forth in the Fund’s Offer to Purchase, dated December 29, 2025 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the accompanying Letter of Transmittal (together with any amendments or supplements thereto and with the Offer to Purchase, the “Offer”). The Fund has accepted for purchase [  ]% of the Shares that were properly tendered and not properly withdrawn in connection with the Offer.

Accordingly, this letter serves to inform you that the Fund has received and accepted for purchase, as of [  ], 2026, a corresponding percentage of your tender of Shares in the Offer (which percentage takes into account any proration in the event the Fund’s tender offer is oversubscribed, as applicable). For more details, please see the Fund’s Amendment No. 1 to its Tender Offer Statement on Schedule TO relating to the Offer, as filed with the Securities and Exchange Commission.

In accordance with the terms of the Offer, the Fund will effect payment for your properly tendered and accepted Shares in cash to you in an aggregate amount equal to the net asset value of the properly tendered and accepted Shares as of December 31, 2025, less the 2% “early repurchase deduction” (if such deduction is applicable to your investment).

If you have any questions, please contact the Fund’s Transfer Agent, Alliance Bernstein Investor Services, Inc., at +1 (800) 221-5672.

Sincerely,

AB Private Lending Fund